Exhibit 99.1

Ruby Tuesday, Inc. Reports Fiscal Third Quarter 2016 Financial Results

Updates Guidance for Fiscal Year 2016

MARYVILLE, TN--(BUSINESS WIRE)--April 7, 2016--Ruby Tuesday, Inc. (NYSE:RT) today announced fiscal third quarter 2016 financial results for the period ended March 1, 2016 and updated its guidance for fiscal year 2016.

Fiscal Third Quarter 2016 Highlights (13 weeks ended March 1, 2016, compared to the 13 weeks ended March 3, 2015):

  Same-restaurant sales decreased 3.1%, which included a 140 basis point negative impact due to temporary store closures resulting from severe winter weather, compared to a 0.3% decline in the third quarter of the prior fiscal year.
  Total revenue declined 5.1% to $271.5 million, which included a net reduction of 20 corporate-owned restaurants.
  Restaurant level margin contracted 10 basis points to 17.1%.
  Net loss was $3.1 million, or ($0.05) per diluted share, compared to a net loss of $800,000, or ($0.01) per diluted share.
  Adjusted Net Income* was $1.6 million, or $0.03 per diluted share, compared to Adjusted Net Income of $1.9 million, or $0.03 per diluted share.
  Adjusted EBITDA* was $20.3 million compared to $21.5 million in the prior year quarter.
  The Company invested $10.0 million to repurchase 1.9 million shares of its common stock and $2.5 million to repurchase bonds below par.
  As of March 1, 2016, the Company had cash on hand of $52.5 million.

* Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share are non-GAAP measures. Reconciliations of Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share to the most directly comparable financial measures presented in accordance with GAAP are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer, commented, “Our third quarter was a volatile period affected by weather, softness in the casual dining industry, and increased promotional activity by our peers. Despite this challenging environment, we continue to believe that our key brand initiatives will drive an improvement in guest counts.”

Buettgen continued, “We are encouraged by our early results in attracting and delighting women and young families with our Garden Bar initiative and by the lift we are seeing so far at our remodeled locations. We remain focused on better in-restaurant execution, refining our media and targeting plans, and incorporating what we’ve learned from our Garden Bar and remodel tests into our go forward strategy. This gives us confidence that we can return to same-restaurant sales growth and higher operating profitability. While not yet visible in our results, we believe that we have the right framework in place to attract more women and families and increase visits from our current Ruby Tuesday guest.”

Fiscal Third Quarter 2016 Financial Results

Total revenue was $271.5 million, a decrease from last year of $14.4 million, or 5.1%, primarily due to a net reduction of 20 corporate-owned restaurants compared to the third quarter last year and a same-restaurant sales decline of 3.1% at corporate-owned Ruby Tuesday restaurants.

  Third quarter same-restaurant sales decrease of 3.1% was driven mainly by traffic declines resulting from temporary store closures due to inclement weather and increased discounting by competitors. Year-over-year guest counts were down 5.9% for the quarter while average check rose 2.8%.

Restaurant level margin, excluding franchise revenue, decreased to $46.1 million from $48.9 million in the prior fiscal year’s third quarter. As a percentage of corporate-owned restaurant sales, restaurant level margin declined approximately 10 basis points to 17.1% from 17.2%. The decrease was primarily driven by an increase in cost of goods sold and payroll and related costs, partially offset by a reduction in other restaurant operating costs.

Selling, general & administrative expenses (SG&A) decreased to $27.4 million from $28.9 million in the prior fiscal year’s third quarter. The decrease in SG&A was primarily due to lower G&A expenses, partially offset by increased marketing spend to support new initiatives.

GAAP net loss was $3.1 million, or ($0.05) per diluted share, compared to a net loss of $0.8 million, or ($0.01) per diluted share in the prior fiscal year’s third quarter.

Adjusted Net Income was $1.6 million, or $0.03 per diluted share, a decline of $300,000 compared to Adjusted Net Income of $1.9 million, or $0.03 per diluted share, in the prior fiscal year’s third quarter. Adjusted Net Income for the period excluded after-tax adjustments of $4.7 million, primarily related to closure and impairment charges, compared to after-tax adjustments of $2.6 million in the prior fiscal year’s third quarter. A reconciliation between GAAP net loss and Adjusted Net Income is included in the accompanying financial data.

Balance Sheet

The Company ended the fiscal 2016 third quarter with cash and cash equivalents totaling $52.5 million and book debt of $229.1 million. This compares to cash and cash equivalents totaling $45.3 million and book debt of $231.9 million as of December 1, 2015.

Restaurant Activity

As of March 1, 2016, there were 729 Ruby Tuesday restaurants system-wide, of which 649 were corporate-owned, and 16 Lime Fresh Mexican Grills, eight of which were corporate-owned and are in the process of being sold. During the third quarter, six corporate-owned Ruby Tuesday restaurants were closed and two international franchised Ruby Tuesday restaurants were opened.

Fiscal Year 2016 Financial Outlook

The Company is updating its full-year Adjusted Net Income per share guidance to $0.05 to $0.08 (vs. $0.12 to $0.17 previously) based on the following updated assumptions:

  Same-Restaurant Sales – Fiscal 2016 same-restaurant sales down approximately 1% (vs. flat to up 1% previously).
  Unit Development – A net reduction of 11-14 corporate-owned Ruby Tuesday restaurants.
  Restaurant Level Margin – Fiscal 2016 restaurant level margin of 16.7% to 17.0% (vs. 17.3% to 17.6% previously).
  Selling, General, and Administrative Expense – Fiscal 2016 SG&A ranging from $110 million to $112 million (vs. $114 million to $117 million previously).
  Tax Rate – Adjusted Net Income is calculated using the statutory tax rate of 39.69%. This provides a more consistent tax rate to facilitate review and analysis of the Company’s financial performance. The Company is limited in the amount of tax credits that can be utilized each year based upon taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or tax credit carry-forwards due to the Company’s tax valuation allowance.
  Capital Expenditures – Fiscal 2016 capital expenditures ranging from $34 million to $36 million (vs. $36 million to $38 million previously).

Conference Call & Webcast

JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer, Sue Briley, Vice President of Finance, as well as Dave Skena, Chief Marketing Officer will host a conference call today to discuss fiscal third quarter 2016 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 888-359-3624 or for international callers by dialing 719-325-2315. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 9148349. The replay will be available through Saturday, May 7, 2016.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday and Lime Fresh brand restaurants. As of March 1, 2016, there were 729 Ruby Tuesday restaurants in 44 states, 13 foreign countries, and Guam, and there were 16 Lime Fresh restaurants in two states. Of those restaurants, we owned and operated 649 Ruby Tuesday restaurants and franchised 80 Ruby Tuesday restaurants, comprised of 28 domestic and 52 international restaurants. We also owned and operated eight Lime Fresh restaurants and franchised eight Lime Fresh domestic restaurants. Our corporate-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended June 2, 2015.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/Income per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with United States Generally Accepted Accounting Principles (GAAP). We also believe that securities analysts, investors and other interested parties frequently use EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share in evaluating issuers. Because other companies in some cases calculate EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income, or Adjusted Net (Loss)/ Income per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net (Loss)/ Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/ Income and Adjusted Net (Loss)/ Income per share, all of which are non-GAAP financial measures. The Company defines EBITDA as income before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain non-cash and/or non-recurring expenses/(income) including, but not limited to, Closures and Impairments, Trademark Impairment and Executive Transition. Adjusted Net (Loss)/ Income is defined as Net (Loss)/ Income, excluding certain non-cash and/or non-recurring expenses/(income) as detailed in Adjusted EBITDA, net of tax as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, and Income Tax (Benefit)/Provision Adjusted to the Statutory Rate. Adjusted Net (Loss)/ Income per share is defined as Adjusted Net (Loss)/ Income divided by diluted shares outstanding.

Financial Tables

Financial Results For the Third Quarter and First 39 Weeks of Fiscal Year 2016
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		39 Weeks		39 Weeks
	Ended		Ended		Ended		Ended
	March 1,	Percent	March 3,	Percent	March 1,	Percent	March 3,	Percent
	2016	of Revenue	2015	of Revenue	2016	of Revenue	2015	of Revenue

Revenue:
Restaurant sales and operating revenue	$269,868	99.4	$284,392	99.5	$807,105	99.4	$825,055	99.4
Franchise revenue	1,602	0.6	1,521	0.5	4,801	0.6	4,699	0.6
Total Revenue	271,470	100.0	285,913	100.0	811,906	100.0	829,754	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold (excluding depreciation and amortization shown below)	75,143	27.8	77,796	27.4	221,689	27.5	224,589	27.2
Payroll and related costs	93,357	34.6	96,680	34.0	280,976	34.8	286,486	34.7
Other restaurant operating costs (1)	55,311	20.5	60,972	21.4	173,903	21.5	179,706	21.8

Restaurant Level Margin (excludes franchise revenue) (1)	46,057	17.1	48,944	17.2	130,537	16.2	134,274	16.3

Depreciation and amortization (1)	12,732	4.7	12,961	4.6	38,474	4.8	39,319	4.8
(as a percent of Total revenue)
Selling, general and administrative, net	27,378	10.1	28,948	10.1	84,622	10.4	87,141	10.5
Closures and impairments, net	6,123	2.3	3,991	1.4	18,908	2.3	6,548	0.8
Trademark impairment	-	-	-	-	1,999	0.2	-	-
Total operating costs and expenses	270,044		281,348		820,571		823,789

Earnings/(Loss) From Operations	1,426	0.5	4,565	1.6	(8,665)	(1.1)	5,965	0.7

Interest expense, net	5,005	1.8	5,446	1.9	16,110	2.0	16,783	2.0
Gain on extinguishment of debt	(10)	-	-	-	(10)	-	-	-

Loss before income taxes	(3,569)	(1.3)	(881)	(0.3)	(24,765)	(3.1)	(10,818)	(1.3)
Benefit for income taxes	(483)	(0.2)	(112)	-	(1,686)	(0.2)	(3,341)	(0.4)

Net Loss	$(3,086)	(1.1)	$(769)	(0.3)	$(23,079)	(2.8)	$(7,477)	(0.9)

Net Loss Per Share:
Basic	$(0.05)		$(0.01)		$(0.38)		$(0.12)
Diluted	$(0.05)		$(0.01)		$(0.38)		$(0.12)

Shares:
Basic	60,918		60,643		61,239		60,532
Diluted	60,918		60,643		61,239		60,532

(1) Beginning in the first quarter of 2016, the Company reclassified its Amortization of intangible assets from “Other restaurant operating costs” to “Depreciation and amortization.” The Company believes this reclassification better aligns the Company with its peers and increased both current and prior period restaurant level margin by approximately 20 basis points. The schedule accompanying the condensed unaudited consolidated financial statements has been revised to reflect the reclassification of Amortization of intangible assets.

Financial Results For the Third Quarter of Fiscal Year 2016
(Amounts in thousands)
(Unaudited)
	March 1,	June 2,
CONDENSED BALANCE SHEETS	2016	2015
Assets

Cash and Cash Equivalents	$52,458	$75,331
Accounts Receivable	5,866	5,287
Inventories	22,587	20,411
Income Tax Receivable	2,958	-
Prepaid Rent and Other Expenses	11,520	12,398
Assets Held for Sale	3,402	5,453

Total Current Assets	98,791	118,880

Property and Equipment, Net	722,570	752,174
Deferred Income Taxes, Net	1,995	-
Other Assets	47,108	54,398

Total Assets	$870,464	$925,452

Liabilities
Current Portion of Long-Term Debt, including
Capital Leases	$10,964	$10,078
Income Tax Payable	-	1,069
Deferred Income Taxes, Net	2,612	7
Other Current Liabilities	85,308	99,227

Total Current Liabilities	98,884	110,381

Long-Term Debt and Capital Leases	218,117	231,017
Deferred Income Taxes, Net	-	1,442
Deferred Escalating Minimum Rents	51,793	50,768
Other Deferred Liabilities	66,116	66,261

Total Liabilities	434,910	459,869

Shareholders' Equity	435,554	465,583

Total Liabilities and
Shareholders' Equity	$870,464	$925,452

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net (Loss)/Income, and Adjusted Net (Loss)/Income Per Share
(Amounts in thousands except per share amounts)
(Unaudited)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	March 1,	March 3,	March 1,	March 3,
	2016	2015	2016	2015

Net Loss	$(3,086)	$(769)	$(23,079)	$(7,477)

Depreciation and Amortization	12,732	12,961	38,474	39,319
Interest Expense and Gain on Extinguishment of Debt	4,995	5,446	16,100	16,783
Benefit for Income Taxes	(483)	(112)	(1,686)	(3,341)
EBITDA	$14,158	$17,526	$29,809	$45,284
Closures and Impairments, Net (1)	6,123	3,991	18,908	6,548
Trademark Impairment (2)	-	-	1,999	-
Executive Transition (3)	-	-	(1,274)	-
Adjusted EBITDA	$20,281	$21,517	$49,442	$51,832

Net Loss	$(3,086)	$(769)	$(23,079)	$(7,477)

Closures and Impairments, Net (net of tax) (1)(5)	3,692	2,407	11,403	3,949
Trademark Impairment (net of tax) (2)(5)	-	-	1,205	-
Executive Transition (net of tax) (3)(5)	-	-	(768)	-
Debt Prepayment Penalties & Deferred Financing Fees (net of tax) (4)(5)	36	-	690	293
Income Tax (Benefit)/Provision Adjusted to Statutory Rate (6)	933	238	8,143	953
Adjusted Net (Loss)/Income	$1,575	$1,876	$(2,406)	$(2,282)

Net Loss Per Share	$(0.05)	$(0.01)	$(0.38)	$(0.12)

Adjusted Net (Loss)/Income Per Share	$0.03	$0.03	$(0.04)	$(0.04)

Basic Shares Outstanding	60,918	60,643	61,239	60,532

Diluted Shares Outstanding (7)	61,232	61,506	61,239	60,532

(1) Includes property impairments, restaurant lease reserves, closing cost adjustments, and gain on the sale of surplus properties.

(2) In connection with the planned sale and closures of our Company-owned Lime Fresh restaurants, we recorded a $2.0 million trademark impairment charge representing a partial impairment of the Lime Fresh trademark during the second quarter of fiscal year 2016. The Lime Fresh trademark has a net book value of $0.9 million remaining at March 1, 2016.

(3) On July 25, 2015, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company. Accordingly, included within our share-based compensation expense for the first quarter is a forfeiture credit of $1.3 million in connection with the forfeiture of 333,000 unvested stock options and 137,000 unvested shares of restricted stock.

(4) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest Expense and Gain on Extinguishment of Debt, which are already included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.

(5) Adjusted for income taxes based on a statutory tax rate of 39.69%.

(6) Represents the difference between the benefit for Taxes at the quarterly effective tax rate versus the statutory tax rate of 39.69%. Adjusted Net (Loss)/Income per share applies the statutory rate to pre-tax loss and adjustments to loss.

(7) Adjusted Net Income per share figures are calculated based on diluted shares outstanding whereas Net Loss and Adjusted Net Loss per share figures are calculated based on basic shares outstanding.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	March 1,	March 3,
	2016	2015
Ruby Tuesday:
Company-Owned	649	658
Domestic Franchised	28	30
International Franchised	52	49
Total	729	737

Lime Fresh:
Company-Owned	8	19
Domestic Franchised	8	7
Total	16	26

Total Restaurants:
Company-Owned	657	677
Domestic Franchised	36	37
International Franchised	52	49
System-wide total	745	763

CONTACT:
ICR
Investor Relations
Melissa Calandruccio, 646-277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
Christine Beggan, 203-682-8200
RubyTuesday@icrinc.com